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News Release
                                                      [LUCENT TECHNOLOGIES LOGO]



Mary Lou Ambrus
908-582-3060 (office)
908-707-1147 (home)
mambrus@lucent.com


Bill Price
908-582-4820 (office)
973-515-5038 (home)
williamprice@lucent.com


LUCENT TECHNOLOGIES' BOARD OF DIRECTORS NAMES
HENRY SCHACHT CHAIRMAN AND CEO


-- Richard McGinn steps down
-- Company lowers guidance for first fiscal quarter 2001


FOR RELEASE: MONDAY, OCTOBER 23, 2000

         MURRAY HILL, N.J. - Lucent Technologies' (NYSE: LU) Board of Directors named Henry Schacht as the company's chairman and chief executive officer today, replacing Richard McGinn.

         Schacht, 66, returns to the role he held with Lucent from 1995-1997. He will work with Lucent's senior leadership team to manage the company's day-to-day operations and is initiating an executive search for his successor as chairman and chief executive officer. Lucent has ended its previously announced search for a chief operating officer.

         In a meeting this weekend, the board reviewed Lucent's recent performance and outlook for the current quarter and determined that an immediate change in leadership was necessary. The company said that it expects pro forma revenue from continuing operations(1) for the current quarter to decline about 7 percent and pro forma earnings per share from continuing operations to break even. The company also said it expects

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sequential improvement in results from operations each quarter for the rest of the fiscal year. This guidance does not include the effect of plans for a business restructuring charge.

         Lucent will be moving the release of its fourth fiscal quarter 2000 results, previously scheduled for tomorrow morning, to after the close of the New York Stock Exchange at 4:00 p.m. today. The quarterly earnings conference call will now take place today at 5:00 p.m. (EDT) and be broadcast live over the Internet at [url deleted].

         "This was a difficult decision made after considerable deliberation," said Franklin Thomas, Lucent's senior director, representing Lucent Technologies' board. "Rich has made significant contributions to Lucent over the past five years as he focused the company on the growth markets and key technologies that would ensure its future prosperity. However, the board felt a different set of skills was required at this point in the company's life."

         "Lucent competes in one of the world's leading growth markets, and remains a company with world-class products, people and knowledge of networks," said Henry Schacht. "Our issues are ones of execution and focus, and they are fixable."

         "I look forward to working with Lucent's senior leadership team and all the very talented people of Lucent on this turnaround. Their hearts and talents will be critical in returning the luster to Lucent Technologies' performance and reputation. I have seen Lucent's people accomplish incredible feats before, and I know we are up to this challenge," he concluded.

         The company confirmed that it would move ahead with plans to spin off the microelectronics business and sell its power systems business.

         Schacht retired as chairman and CEO of Cummins Engine Company in 1995, after 31 years with the company. He was then named chairman and CEO of Lucent Technologies, which was spun off from AT&T in 1996. He stepped down as CEO in 1997 and retired from Lucent as chairman in 1998.

         This past March, Schacht was named chairman of the Lucent spinoff, Avaya, Inc. He will continue as a member of the board of directors of Avaya, but will step down immediately from his position as chairman. "I am glad to have played a part in launching Avaya as an independent company and I look forward to continuing as a member of the board as the company builds a strong foundation for future growth," said Schacht.

         Schacht also serves on the board of directors of Johnson & Johnson Corp., the Chase Manhattan Corporation and Chase Manhattan Bank, N.A., The New York Times Company, Knoll Inc., and the Aluminum Company of America (ALCOA). he is an honorary trustee of the Brookings Institution and a trustee emeritus of the Culver

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Educational foundation. Schacht is a member of The Business Council. In addition, he is a trustee of the Metropolitan Museum of Art, a Fellow of the Academy of Arts and Sciences and a member of the American Philosophical Society.

         Schacht graduated from Yale University with a bachelor's degree in 1956 and from Harvard University with a master's of business administration degree in 1962. In addition, he holds honorary degrees from DePauw University, Trinity College and Yale University.

         Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers the systems, software, silicon and services for next-generation communications networks for service providers and enterprises. Backed by the research and development of Bell Labs, Lucent focuses on high-growth areas such as broadband and mobile Internet infrastructure; communications software; communications semiconductors and optoelectronics; Web-based enterprise solutions that link private and public networks; and professional network design and consulting services.


                                       ###

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers and suppliers, customer demand for our products and services, the ability to successfully integrate acquired companies, availability of manufacturing capacity, components and materials, control of costs and expenses, international growth, credit concerns in the emerging service provider market, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All earnings per share reported in this release are diluted EPS figures.



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(1)  Pro forma net income/EPS excludes the enterprise networks business that was spun off Sept. 30, the consumer products business, amortization of goodwill and acquired technology and one-time events, including purchased in-process research and development. Pro forma revenues exclude the enterprise networks business, which was spun off, and the consumer products business.